EXHIBIT 99.1

QCR Holdings, Inc. Appoints Linda K. Neuman to Board of Directors

MOLINE, Ill., Aug. 7, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) is proud to welcome Linda K. Neuman to its Board of Directors. Linda Neuman served as a district court judge for the 7th Judicial District of Iowa and in 1986 became the first woman to serve on the Iowa Supreme Court. She served on the Iowa Supreme Court until her retirement from the bench in 2003. Ms. Neuman currently maintains a private practice specializing in arbitration and mediation and is a faculty supervisor and instructor for the University of Iowa Law School.  Ms. Neuman earned a BA from the University of Colorado in 1970, a JD from the University of Colorado School of Law in 1973, and a LLM from the University of Virginia in 1998.

Ms. Neuman is highly respected in the legal community for her well-crafted and researched opinions, her application of the law, and her dedication to the judicial system. She has been active in many professional, civic, and church organizations including the American, Iowa, and Scott County Bar Associations, the National Association of Women Judges, and received a gubernatorial appointment to the National Commission on Uniform State Laws in 2004. Area non-profits that Ms. Neuman has lent her talents to include: United Way of the Quad Cities, St. Ambrose University, Davenport One, Marriage and Family Counseling Service of Scott and Rock Island Counties, Vera French Community Mental Health Center, Scott County Board of Social Welfare, Scott County Library Foundation, Royal Neighbors of America, and the Bettendorf Chamber of Commerce. Currently, she serves as the Co-Chancellor for the Episcopal Diocese of Iowa, is a Director for the Community Foundation of the Great River Bend and the See Life Clearly Foundation, and is a Community Advisory Committee member for Augustana College's Center for the Study of Ethics.  Ms. Neuman has served on the board of Quad City Bank & Trust, a wholly owned subsidiary of QCR Holdings, Inc., since 2008.

Ms. Neuman has received numerous awards for her community service, leadership and expertise. She was awarded the Iowa State Bar Association's President's Award in June of 2013, was the first recipient of the Equity for Women Award from the Iowa 50-50 in 2020 Board, the Quad Cities Athena Business Women's Award in 2009, the Award for Distinguished Achievement from the University of Colorado in 1989, and the Exceptional Achievement Award from the Mississippi Valley Girl Scout Council in 1988.

"Linda is the perfect addition to our Board as she shares in our belief of the value of strong client relationships and exceptional customer service. Her outstanding career and varied community service speaks volumes to her dedication to others," said Doug Hultquist, President and CEO of QCR Holdings, Inc. "Linda's keen insights and diverse experiences will be an enormous asset to our holding company."

ABOUT QCR HOLDINGS, INC. - QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Austin, Minnesota community as well as the Cedar Falls, Mason City, and Waterloo, Iowa communities through Community National Bank. Community National Bank, which is based in Waterloo, Iowa, and commenced operations in 1997, provides full-service commercial and consumer banking and trust and asset management services.

CONTACT: Cathie S. Whiteside
         EVP, Corporate Strategy, Human Resources and Branding
         QCR Holdings, Inc.
         (309) 743-7754